Exhibit 4o

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway]

[West Des Moines, Iowa

50266] [(866) 526-0995]

[www.eagle-lifeco.com]

ENHANCED BENEFIT RIDER

The purpose of this rider is to allow you to take a withdrawal without paying withdrawal charges if you are confined to a qualified nursing care facility or diagnosed with a terminal illness after the contract’s issue date. This rider will terminate if you change the owner of the contract, unless the new owner meets the qualifications listed in the TERMINATION provision of this rider.

This rider is made a part of the contract to which it is attached. All of the provisions of the contract apply to this rider. If any provision of this rider conflicts with the provisions of the contract, the provisions of this rider will control.

If the owner of the contract is not a natural person, the annuitant is deemed to be the owner for purposes of this rider.

RIDER DATA

Maximum Benefit:	[100% of adjusted daily contract value]
Waiting Period:	[1 contract year]
Minimum Confinement Period:	[90 days]

DEFINITIONS

The following terms have meanings specific to this rider. Terms defined in the contract also apply to this rider. Defined terms are italicized throughout this rider.

Confined or confinement means a stay in a qualified nursing care facility for at least the “Minimum Confinement Period” shown in the RIDER DATA section.

Hospice care facility means a facility that:

a)	provides a formal, inpatient program, directed by a qualified physician, for terminally ill patients whose life expectancy is less than six months; and
b)	is licensed, certified, or registered as such in accordance with state laws.

Hospital means a facility that:

a)	provides inpatient care for the treatment of sick or injured persons;
b)	provides 24-hour-a-day nursing care by, or supervised by, a registered nurse (R.N.);
c)	is supervised by a staff of licensed physicians; and
d)	has medical, diagnostic, and major surgical capabilities or access to such capabilities.

Immediate family means a person with whom you have a close familial relationship and consists of the following: your legal spouse or registered domestic partner; your children (including step-children and adopted children); your siblings; your parents; your grandparents; and the siblings, parents, and grandparents of your legal spouse or registered domestic partner.

Intermediate care facility means a facility that:

a)	provides 24-hour-a-day nursing care by, or supervised by, a registered nurse or licensed practical nurse; and
b)	keeps a daily medical record of each patient.

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Qualified nursing care facility means a hospice care facility, hospital, intermediate care facility, or skilled nursing facility that is licensed and operated according to the laws of the state in which it is located. Qualified nursing care facilities do not include:

a)	drug or alcohol treatment facilities;
b)	homes for the aged or mentally ill;
c)	community living centers;
d)	facilities that primarily provide domiciliary, residency, or retirement care; or
e)	facilities owned or operated by you or any member of your immediate family.

Qualified physician means a person who is licensed as an M.D. or D.O. to practice medicine in the United States. Qualified physician does not include you or any member of your immediate family.

Skilled nursing facility means a facility that:

a)	provides skilled nursing care supervised by a qualified physician;
b)	provides 24-hour-a-day nursing care by, or supervised by, an R.N.; and
c)	keeps a daily medical record of each patient.

Terminal illness means any medical condition which a qualified physician certifies is expected to result in death within one year.

QUALIFIED NURSING CARE BENEFIT

After the “Waiting Period” shown in the RIDER DATA section and prior to your contract’s maturity date, you may request a one-time withdrawal of an amount up to and including the “Maximum Benefit” shown in the RIDER DATA section if:

a)	you are confined in a qualified nursing care facility;
b)	such confinement begins after the issue date; and
c)	we receive both of the following:
1.	written proof of your confinement from a qualified nursing care facility; and
2.	written proof that such confinement was at the recommendation of a qualified physician.

TERMINAL ILLNESS BENEFIT

After the “Waiting Period” shown in the RIDER DATA section and prior to your contract’s maturity date, you may request a one-time withdrawal up to and including the “Maximum Benefit” shown in the RIDER DATA section if:

a)	you are diagnosed with a terminal illness;
b)	such diagnosis occurs after the issue date; and
c)	we receive written proof of your diagnosis, from a qualified physician, which is supported by clinical, radiological, or laboratory evidence of your terminal illness.

GENERAL PROVISIONS

DENIAL OF BENEFIT

If we deny a benefit provided by this rider, we will notify you of such denial prior to processing your withdrawal or surrender so you may choose whether to accept the proceeds, with any applicable charges.

DISCLOSURE

The benefits provided by this rider are not intended to provide long-term care or nursing home insurance.

PAYMENTS UNDER THIS RIDER

Any payment we make under this rider will not be subject to withdrawal charges, but will be subject to any applicable market value adjustment and option value adjustment.

SPOUSAL CONTINUATION

This rider will continue after your death if your spouse continues your contract under the spousal continuation option. The spousal continuation option may only be used once.

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TERMINATION

This rider terminates on the earliest of the date:

a)	your contract terminates;
b)	the maturity date;
c)	you change the owner of the contract, unless the new owner assumes full ownership of the contract and is essentially the same person; or
d)	the qualified nursing care benefit or terminal illness benefit provided by this rider is paid.

Once this rider terminates, it may not be reinstated.

Termination of this rider will not affect any benefit to which you are entitled while this rider was in force.

Graham Day]

President

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